March 24, 2014

Jean-Louis Kindler

Re: Employment Offer

Dear Jean-Louis,

On behalf of OriginOil, Inc. (the “Company”), I am pleased to offer you a position, under the following terms and conditions.

This offer expires at 5:00 p.m., PDT, on April 1, 2014, unless prior to that time you sign and return one copy of this letter to me in person or via fax or email.

Any equity issuances are subject to final Board approval.

 Title: Chief Commercial Officer Job Summary:

1.	Develop and execute on the company’s commercialization strategy.
2.	Work with R&D, COO and the relevant Product Managers to bring products to limited marketing, always with the ultimate purpose of private-labeling and licensing them; with the long-term highest priority of recruiting Master Licensees for each application area.
3.	Ensure the company’s Product Managers are well served for sales and marketing resources, and help them to achieve high-impact product rollouts.
4.	Manage the company’s Product Marketing and Marketing Communications including website and social media, for maximum communications impact.
5.	Work with COO to develop and monetize a range of service offerings, including consulting, training and certification and support contracts.
6.	Ensure that all market facing personnel use a customer relationship management (CRM) system consistently, without fragmented offline other resources being used, such as spreadsheets. Help make the CRM a true workflow system.
7.	Sales Management:

a.	Manage the company sales force as its Sales Director.
b.	Develop a network of channel partners (marketing partners, sales agents) and make it productive. Manage channel conflicts.
c.	Develop sufficient sales from the limited marketing of products and services that the company breaks even or better.

8.	Licensing Management: (you may hire an outside resource to manage this)

a.	Pursue OEMs and licensees, all non-exclusive.
b.	Pursue Master Licensees for the company’s various applications.

9.	Ensure that above all, the company does not become an equipment manufacturer but pursues its licensing plan, with limited marketing of products being essentially a way to pilot products without expense.

Employment Type:	Full time (100%)

Location:	Los Angeles (on-site at 5645 W Adams Blvd, Los Angeles 90016), or from home office as approved by your manager.

Manager:	CEO

Base Compensation:	$144,000 per annum, payable semi-monthly; subject to company-wide modifications as they may occur from time to time during your employment (such as automatic raises for all personnel) or as mutually agreed. A performance review will be conducted within 90 days of acceptance of this offer.

Overrides:	See Override Plan which follows. The Company reserves the discretionary right to revise this commission system with 30 days’ notice.

Effective Date:	April 1, 2014.

Term of Employment:	Your employment with the Company is “at-will"; however we agree to provide the following in the event that we terminate your employment unilaterally:

1. Three months’ base salary

2. Actual relocation expenses to Europe, not to exceed $20,000.

Nothing else in this letter creates a promise or representation of continued employment for a term or limits the Company's right and power to terminate your employment at any time.

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Stock Options:	The Company intends to make you a participant in our Restricted Stock Agreement. Additional grants may be made over time, at the Board’s discretion.

Benefits:	You will participate in all Benefits that the Company has implemented or will in the future.

We have implemented a full menu of health insurance and other benefits under the management of TriNet Human Resources (www.trinet.com). A full package of information is available separately.

Time Off:	As per Exhibit C, attached. Subject to revision without notice.

Immigration:	As a condition of your employment, you will be required to furnish all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986.

Arbitration:	Any dispute arising with respect to your employment or the termination of your employment with the Company shall be conclusively settled by final and binding arbitration in accordance with the arbitration procedures described in the attached Employee Confidentiality and Inventions Agreement.

Company Policies:	From time to time you will be advised of certain Company policies, including such policies as may from time to time be set forth in an employee handbook or similar document. As a condition of your employment, you agree to comply with such policies.

Enclosed are an Employee Confidentiality and Inventions Agreement and a Termination Certificate. Our offer is contingent on your understanding and agreement, as evidenced by your signing below, that: (i) you will execute the Employee Confidentiality and Inventions Agreement as a prerequisite to your employment; and (ii) upon your termination, you will execute a Termination Certificate (or document containing similar provisions).

By signing this letter, you acknowledge that the terms described in this letter, together with the enclosed Employee Confidentiality and Inventions Agreement, sets forth the entire understanding between us and supersedes any prior representations or agreements between us, whether written or oral. There are no terms, conditions, representations, warranties or covenants relating to your employment other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust your salary, incentive compensation, benefits, job title, location, duties, responsibilities, and reporting relationships.

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Welcome to the team; we look forward to working with you. Please feel free to contact me with any questions or concerns.

 Please sign below and fax this offer and the relevant exhibits back to my attention at 323-315-2308. These are the only documents we will require you to sign.

Sincerely,

/s/ Riggs Eckelberry

Riggs Eckelberry, Chief Executive Officer

Accepted:

/s/ Jean-Louis Kindler	March 25th, 2014
Jean-Louis Kindler	Date

Breakthrough water cleanup technology for oil & gas, algae and other water-intensive industries

 Exhibit 1

 SALES OVERRIDE SYSTEM

Please see “Override Plan for Chief Commercial Officer 20131126b.xlsx”

Stepped Commission Table						Commission

From	$1	to	$50,000	3.00%	$0	to	$1,500
	$50,001		$250,000	3.00%	$1,500	to	$7,500
	$250,000		$1,000,000	2.00%	$5,000	to	$20,000
	$1,000,001		$10,000,001	2.00%	$20,000	to	$200,000

Monthly Sales:

Net cash receipts from all sales from all customers of the company including licensing fees, and all service and support payments, after deduction for payments to external parties such as distributors, resellers, channel partners, licensees and external commission agents, and exclusive of freight, insurance, at-cost transactions and expense reimbursements, and after deduction for refunds and credits.

Breakthrough water cleanup technology for oil & gas, algae and other water-intensive industries